Filed Pursuant to Rule 433

Registration Nos. 333-272941 and 333-272941-01

Pricing Free Writing Prospectus, dated September 7, 2023

Chase Issuance Trust

Issuing Entity

Chase Card Funding LLC

Depositor and Transferor

JPMorgan Chase Bank, National Association

Sponsor, Originator, Administrator and Servicer

CHASEseries

Class A(2023-2)

Principal Amount:	$850,000,000

Interest Rate:	5.08% per annum

Pricing Date:	September 7, 2023

Expected Issuance Date:	September 15, 2023

First Interest Payment Date:	October 16, 2023

Interest Payment Dates:	Monthly on the 15th (unless the 15th is not a business day, in which case it will be the next business day)

Scheduled Principal Payment Date:	September 15, 2028

Legal Maturity Date:	September 16, 2030

Price to Public:	$849,929,110 (or 99.99166%)

Underwriting Discount:	$2,550,000 (or 0.30000%)

Proceeds to the Issuing Entity:	$847,379,110 (or 99.69166%)

Selling Concessions:	0.18000%

Reallowance:	0.09000%

Weighted Average Life:	5.00 years

ERISA Eligible:	Yes (subject to important considerations described in the prospectus)

Lead Underwriter:	J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc. RBC Capital Markets, LLC

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the sponsor, the depositor, the issuing entity and this offering, including the preliminary prospectus, dated September 1, 2023. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the sponsor, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.